PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS THIRD QUARTER 2012 RESULTS

VISALIA, California, October 25, 2012 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced third quarter 2012 net income of $839 thousand, or $0.30 per diluted common share. This compared to earnings of $826 thousand, or $0.26 per diluted common share, for the third quarter of 2011. For the nine months ended September 30, 2012, the Company reported net income of $2.6 million, or $0.89 per diluted common share, compared to earnings of $2.3 million, or $0.72 per diluted common share, for the nine months ended September 30, 2011. Annualized return on average assets and average equity for the nine months ended September 30, 2012 was 0.99% and 9.04%, respectively, compared to 0.89% and 7.70% for the nine months ended September 30, 2011.

Allan W. Stone, President and Chief Executive Officer, remarked, “We are pleased to once again report strong quarterly and year to date financial performance and a favorable credit risk profile. We are also pleased to report an $8.6 million increase in gross loans since the end of last quarter. Earlier in the year our loan volume dropped due to a few large loan payoffs. We ramped up our program to attract new high quality small business customers to our bank and the result is that our loan portfolio is now $3.7 million greater than at year end 2011. In addition, our net interest margin has remained strong due to our continued emphasis on attracting quality deposits in our local market.”

Stone added, “We paid our first cash dividend in the second quarter of 2012 and another cash dividend in the third quarter. We believe our shareholders will also realize longer term benefits as we continue to build value through strong core business development and sound risk management. In addition, our team of banking professionals is actively modernizing our operations through technology and making positive strides to meet the challenges of the new regulatory environment.”

Asset Quality

Non-performing loans as a percentage of total loans decreased from 3.23% at September 30, 2011 to 2.51% at December 31, 2011 to 2.45% at September 30, 2012. Non-performing assets as a percentage of total assets decreased from 2.21% at September 30, 2011 to 1.85% at December 31, 2011 to 1.69% at September 30, 2012.

Nonperforming assets consist of nonperforming loans and other real estate owned. At September 30, 2012 and December 31, 2011 nonperforming assets totaled $5.7 million and $6.7 million, respectively. Nonperforming assets at September 30, 2012 were comprised of twelve nonaccrual loans spread among nine customer relationships with an aggregate balance of $4.6 million and $1.1 million of other real estate owned. Nonperforming assets at December 31, 2011 were comprised of eleven nonaccrual loans spread among eight customer relationships with an aggregate balance of $5.6 million and $1.1 million of other real estate owned.

Impaired loans totaled $9.2 million and $10.8 million at September 30, 2012 and December 31, 2011, respectively, and were comprised of the nonaccrual loans included in nonperforming assets and certain performing loans that are not expected to continue to perform in accordance with the original loan agreement.

The Company’s allowance for loan and lease losses (ALLL) decreased from $5.5 million at December 31, 2011 to $5.2 million at September 30, 2012 due to net charge-offs of $275 thousand during the nine month period ended September 30, 2012. The Company did not book a loan loss provision during the nine months ended September 30, 2012 compared to $375 thousand during the same period in 2011. The ALLL represented 2.23% of total loans at September 30, 2012 compared to 2.38% at December 31, 2011 and 2.40% at September 30, 2011.

Loans, Investment Securities, Deposits and Borrowings

Net loans were $228.2 million at September 30, 2012 an increase of $3.7 million or 2% from the December 31, 2011 balance of $224.5 million. The increase occurred primarily in real estate mortgage and commercial loans. Average gross loans were $226.0 million for the nine months ended September 30, 2012 and $233.5 million for the nine months ended September 30, 2011, a decrease of $7.5 million or 3%.

Available-for-sale investment securities decreased to $55.8 million at September 30, 2012 compared to $56.7 million at December 31, 2011 due to normal cash flows from the investment portfolio.

Total deposits decreased by $20.5 million or 6%, from $315.9 million at December 31, 2011 to $295.4 million at September 30, 2012. The decrease primarily reflected the drawdown of a single transitory deposit that was received just before year end 2011. Average total deposits were $303.7 million for the nine months ended September 30, 2012 compared to $296.5 million in average total deposits for the nine months ended September 30, 2011, an increase of $7.2 million or 2%. Average deposits increased despite the absence of brokered deposits in the 2012 period compared to $9.1 million in the 2011 period. This was attributable to the Company’s successful efforts to attract core deposits in its local market.

The Company had no Federal Home Loan Bank (FHLB) term borrowings at September 30, 2012 compared to $1.0 million in FHLB term borrowings at December 31, 2011. FHLB borrowings decreased in 2012 due to scheduled maturities. There were no FHLB short term borrowings at either date.

Net Interest Income and Net Interest Margin

For the three months ended September 30, 2012 net interest income before provision for loan losses totaled $3.4 million compared to $3.6 million earned in the same period of 2011. Net interest income before provision for loan losses totaled $10.2 million for the nine months ended September 30, 2012 compared to $10.4 million earned during the same period of 2011. The decline in net interest income was due primarily to the decrease in average loans noted above and timing of certain nonrecurring revenue items.

Net interest margin was 4.49% and 4.51% for the nine-month periods ended September 30, 2012 and 2011, respectively, a decrease of 2 basis points (bps). The average yield on interest earning assets was 4.85% and 5.08% for the nine months ended September 30, 2012 and 2011, respectively, a 23 bps decrease. This was offset by a 30 basis points reduction in the average rate paid on interest-bearing liabilities which went from 0.86% for the nine months ended September 30, 2011 to 0.56% during the same period of 2012. The reduction in asset yields and cost of funds reflects current market conditions being priced into the respective portfolios.

Non-Interest Income

For the quarter ended September 30, 2012, non-interest income totaled $349 thousand, a decrease of $85 thousand or 20% from the $434 thousand recorded during the third quarter of 2011. For the nine months ended September 30, 2012, non-interest income totaled $1.2 million, an increase of $75 thousand or 7% over the $1.1 million received in the same period of 2011. Increased gains on sale of investment securities, increased income from cash surrender value of life insurance policies, and increased mortgage loan origination fees contributed to the increase in non-interest income for the year to date period.

Non-Interest Expense

For the quarter ended September 30, 2012, non-interest expense totaled $2.5 million compared to $2.6 million at September 30, 2011, a $58 thousand or 2% decrease. There was a $26 thousand or 22% decrease in FDIC insurance expense which reflected the implementation of revised methodology for calculating insurance premiums and a $19 thousand or 27% decrease in advertising and public relations.

For the first nine months of 2012 and 2011, non-interest expense remained constant at $7.6 million. Salaries and employee benefits increased by $235 thousand or 6% during the nine months ended September 30, 2012 due to normal payroll adjustments and increased stock-related compensation. These increases were offset by a $208 thousand or 48% decrease in FDIC insurance cost, a $32 thousand or 20% reduction in office supplies expense, and a $22 thousand or 2% decrease in occupancy and equipment expense.

Shareholders’ Equity

Book value per common share increased to $13.35 at September 30, 2012 from $12.50 at December 31, 2011 due to earnings of $2.6 million. During the first quarter of 2012, the Company repurchased $8.1 million of preferred stock that had been issued under the United States Treasury’s Capital Purchase Program in 2009. Accordingly, total shareholder’s equity was $37.2 million at September 30, 2012, a change of $5.3 million or 13%, from the $42.5 million at December 31, 2011. Valley Commerce Bancorp’s Total Risk-Based Capital Ratio decreased to 16.5% at September 30, 2012 compared to 18.9% at December 31, 2011. In June 2012, the Company paid its first quarterly cash dividend in the amount of $0.04 per share. A second quarterly cash dividend of $0.04 per share was paid in September 2012.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in thousands) (Unaudited)	As of September 30,		As of December 31,
	2012	2011	2011	2010
Assets
Cash and Due from Banks	$31,843	$26,572	$60,421	$32,668
Available-for-Sale Investment Securities	55,831	64,093	56,705	50,823
Loans (net)	228,201	227,053	224,532	234,304
Bank Premises and Equipment (net)	7,919	8,274	8,168	8,511
Cash Surrender Value of Bank-Owned Life Insurance	7,921	6,827	7,693	6,627
Other real estate owned	1,141	—	1,141	—
Other Assets	7,092	7,870	7,860	8,488
TOTAL ASSETS	$339,948	$340,689	$366,520	$341,421

Liabilities & Equity
Non-Interest Bearing Deposits	$105,968	$98,690	$128,453	$91,203
Interest Bearing Deposits	120,891	118,438	116,373	119,446
Time Deposits	68,505	72,714	71,051	83,629
Total Deposits	295,364	289,842	315,877	294,278
Long-Term Debt	—	2,304	1,000	2,562
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	4,328	3,602	4,045	2,738
Total Liabilities	302,785	298,841	324,015	302,671
Shareholders’ Equity	37,163	41,848	42,505	38,750
TOTAL LIABILITIES & EQUITY	$339,948	$340,689	$366,520	$341,421

Condensed Consolidated Statement of Income (in thousands except share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Interest Income	$3,629	$4,007	$11,028	$11,769
Interest Expense	266	449	827	1,349
NET INTEREST INCOME	3,363	3,558	10,201	10,420
Provision for Loan Losses	—	150	—	375
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,363	3,408	10,201	10,045
Non-interest Income	349	433	1,169	1,094
Non-interest Expense	2,500	2,556	7,559	7,616
INCOME BEFORE INCOME TAXES	1,212	1,285	3,811	3,523

Income Taxes	373	459	1,220	1,213

NET INCOME	$839	$826	$2,591	$2,310
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$—	$105	$93	$312
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$839	$721	$2,498	$1,998

EARNINGS PER COMMON SHARE – BASIC	$0.30	$0.26	$0.90	$0.72

EARNINGS PER COMMON SHARE – DILUTED	$0.30	$0.26	$0.89	$0.72

COMMON SHARES OUTSTANDING – END OF PERIOD	2,784,593	2,770,139	2,784,593	2,770,139

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except share and per share data)
(Unaudited)

	September 30,		December 31,
	2012	2011	2011*

CREDIT QUALITY DATA
Allowance for loan and lease losses	$5,194	$5,589	$5,469
Allowance for loan and lease losses as a percentage of total loans	2.23%	2.40%	2.38%
Nonperforming loans	$4,591	$7,520	$5,646
Nonperforming assets	$5,732	$7,520	$6,787
Nonperforming loans as a percentage of total loans	2.45%	3.23%	2.51%
Nonperforming assets as a percentage of total assets	1.69%	2.21%	1.85%
Year-to-date net charge-offs	$275	$1,485	1,830
Year-to-date net charge-offs as a percentage of average loans	0.12%	0.64%	0.79%

SHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.30	$0.26
Diluted earnings per common share for the quarter	$0.30	$0.26
Quarterly weighted average common shares outstanding	2,784,593	2,764,890
Quarterly weighted average diluted common shares outstanding	2,801,392	2,771,668
Basic earnings per common share, year-to-date	$0.90	$0.72	$0.97
Diluted earnings per common share, year-to-date	$0.89	$0.72	$0.97
Year-to-date weighted average common shares outstanding	2,784,593	2,763,285	2,768,114
Year-to-date weighted average diluted common shares outstanding	2,792,100	2,770,382	2,773,519
Book value per common share	$13.35	$12.33	$12.50
Total common shares outstanding	2,784,593	2,770,139	2,784,593

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	9.07%	7.94%
Annualized return on average assets	0.96%	0.95%
Net interest margin	4.43%	4.58%
Efficiency ratio	67.34%	60.28%

ANNUALIZED KEY FINANCIAL RATIOS
Return on average equity	9.04%	7.70%	7.63%
Return on average assets	0.99%	0.89%	0.90%
Net interest margin	4.49%	4.51%	4.55%
Efficiency ratio	64.97%	66.13%	66.01%
Loan to deposit ratio	77.26%	82.02%	71.08%
Total Risk-Based Capital Ratio at period end	16.5%	17.1%	18.9%
*As of or for the year ended December 31, 2011